                                                 Exhibit 99.1

Chico’s FAS, Inc. Reports Third Quarter Results

•Sales grew 14.8% and gross margin expanded 740 basis points from second quarter
•Soma’s 67% digital sales increase led Company’s year-over-year double-digit digital sales growth for the quarter
•Significantly enhanced financial liquidity and flexibility with amended and extended $300 million credit facility; ended quarter with $145.2 million in cash and cash equivalents
•Achieved $65.0 million in rent abatement and reduction commitments as part of comprehensive lease portfolio review

Fort Myers, FL - November 24, 2020 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company” or “Chico’s FAS”) today announced its financial results for the fiscal 2020 third quarter ended October 31, 2020 (the “third quarter”).
Molly Langenstein, Chief Executive Officer and President, Chico’s FAS said: “Eighteen months ago, we prioritized digital as the primary growth engine for all three of our brands, making major strategic shifts and investments to pivot us to a digital-first company. In March of this year, as our business became 100% digital overnight, we accelerated that transformation through innovation and state-of-the art technology enhancements. Even with our stores now reopened, we continue to generate year-over-year double-digit digital sales increases. As a digital-first company, we believe we are competitively positioned to accelerate growth and gain market share in 2021 and beyond.”
“We are pleased that we achieved another quarter of sequential performance improvement, with total sales increasing by 14.8%, driven by strong digital performance and a rebound in store sales, and gross margin rate rising more than 700 basis points,” Langenstein added.
Langenstein also noted, “During the third quarter, we significantly enhanced our financial liquidity and flexibility with the $300 million credit facility and commitments for $65 million in rent abatements and reductions. We are also on track to realize SG&A expense savings of 23% compared to our original plan for the year. All of these actions have created a solid financial foundation for Chico’s FAS that we believe has positioned us to emerge a stronger company. I remain optimistic about the future of Chico’s FAS.”

Business Highlights
Recent highlights include:
•Chico’s FAS continued its evolution to a digital-first company, fast tracking several investments in innovative digital technology, leading to higher customer engagement and improved sales.
•For the third quarter, total sales improved 14.8% from the thirteen weeks ended August 1, 2020 (the “second quarter”), driven by robust digital performance and rebounding store revenues.
•Third quarter digital sales grew by double digits for the second quarter in a row. Year-over-year digital sales grew in all three brands, and Soma led the way with 67% growth compared to the thirteen weeks ended November 2, 2019 (“last year’s third quarter”).

•Soma achieved a 10.5% total comparable sales growth for the third quarter compared to last year’s third quarter.
•Total third quarter gross margin rate was up 740 basis points compared to the second quarter, reflecting a higher percentage of full-price selling on leaner inventory, reduced inventory write-offs and leverage of fixed occupancy costs.
•In October, the Company meaningfully enhanced its liquidity and financial flexibility by amending and extending its credit facility for $300.0 million, which matures in October 2025. The Company’s balance sheet remains strong with $145.2 million in cash and cash equivalents at quarter end.
•The Company achieved commitments of $65.0 million to date in rent abatements and reductions resulting from its comprehensive real estate and lease portfolio review. On a cash basis, management expects approximately $44.0 million of this amount will be realized in fiscal 2020, with the balance realized primarily in fiscal 2021. For income statement purposes, these rent abatements and reductions will be recognized pro rata over the remaining lease terms.
•The Company continued the process of streamlining and refining its organizational structure, materially reducing its expense base to appropriately support its business needs. Excluding rent, management has identified approximately $235.0 million, or 23%, in annual expense savings compared to the original fiscal 2020 plan. The Company expects certain of these cost savings initiatives will benefit future years and reflect a cultural shift in how the business is managed.

Overview of Financial Results
For the thirteen weeks ended October 31, 2020 (the “third quarter”), the Company reported a net loss of $55.9 million, or $0.48 loss per diluted share. The third quarter net loss includes the after-tax impact of impairment charges of $6.3 million, or $0.06 per share. For last year’s third quarter, the net loss was $8.1 million, or $0.07 loss per diluted share. Last year’s third quarter net loss includes after-tax accelerated depreciation charges of $1.5 million, or $0.01 per share and the after-tax impact of severance and other related net charges (collectively, “Severance Charges”) of $2.1 million, or $0.02 per share.
For the thirty-nine weeks ended October 31, 2020, the Company reported a net loss of $281.0 million, or $2.43 loss per diluted share, compared to a net loss of $8.4 million, or $0.07 loss per diluted share, for the thirty-nine weeks ended November 2, 2019. The net loss for the thirty-nine weeks ended October 31, 2020 includes the after-tax impact of goodwill impairment charges of $72.9 million, or $0.63 per share; impairments on other indefinite-lived intangible assets of $24.6 million, or $0.21 per share; inventory write-offs of $34.1 million, or $0.29 per share; long-lived store asset impairments of $13.9 million, or $0.12 per share; impairment on right of use assets of $1.8 million, or $0.02 per share; and impairment on other long-lived assets of $6.3 million, or $0.06 per share. These charges represent $197.9 million of the pre-tax net loss and $153.7 million of the after-tax loss, or $1.33 per share, for the thirty-nine weeks ended October 31, 2020. The net loss for the thirty-nine weeks ended November 2, 2019 includes after-tax accelerated depreciation charges of $7.2 million, or $0.06 per share, and Severance Charges of $2.1 million, or $0.02 per share.

    Results for the thirteen and thirty-nine weeks ended October 31, 2020 include after-tax charges related to the impact of the COVID-19 pandemic (the “pandemic”) totaling $6.3 million, or $0.06 per share, and $153.7 million, or $1.33 per share, respectively, as detailed in the tables below.

Summary of Significant Charges (1)

	Thirteen Weeks Ended
	October 31, 2020
	Amount, pre-tax	% of Net Sales	Amount, after-tax	Per share impact
	(dollars in thousands, except per share amounts)
Selling, general and administrative expenses:
Other long-lived asset impairment (2)	$8,383	2.4%	$6,303	$0.06
Total charges impacting selling, general and administrative expenses	$8,383	2.4%	$6,303	$0.06
(1) Includes only significant charges related to the pandemic. Less significant charges that may have been incurred are not reflected in the table above.
(2) Includes impairment on capitalized implementation costs related to our cloud computing arrangements and other technology-related assets.

Summary of Significant Charges (1)

	Thirty-Nine Weeks Ended
	October 31, 2020
	Amount, pre-tax (2)	% of Net Sales	Amount, after-tax	Per share impact
	(dollars in thousands, except per share amounts)
Gross margin:
Inventory write-offs	$55,357	5.9%	$34,107	$0.29
Long-lived store asset impairment (2)	18,493	2.0	13,905	0.12
Right of use asset impairment	2,442	0.3	1,836	0.02
Total significant charges impacting gross margin	76,292	8.2	49,848	0.43
Selling, general and administrative expenses:
Other long-lived asset impairment (3)	8,383	0.9	6,303	0.06
Total charges impacting selling, general and administrative expenses	8,383	0.9	6,303	0.06
Goodwill and intangible impairment:
Goodwill impairment	80,414	8.6	72,900	0.63
Indefinite-lived asset impairment	32,766	3.5	24,637	0.21
Total goodwill and intangible impairment charges	113,180	12.1	97,537	0.84
Total significant charges	$197,855	21.2%	$153,688	$1.33

(1) Includes only significant charges related to the pandemic. Less significant charges that may have been incurred are not reflected in the table above.
(2) Primarily includes impairment on leasehold improvements at certain underperforming stores.
(3) Includes impairment on capitalized implementation costs related to our cloud computing arrangements and other technology-related assets.

Net Sales
    For the third quarter, net sales were $351.4 million, an improvement of 14.8% from the second quarter, reflecting robust digital performance and rebounding store revenues. Sales decreased approximately 27.5% from last year’s third quarter, reflecting a decline in store sales as well as the impact of 63 net permanent store closures since last year’s third quarter, partially offset by double-digit growth in digital sales.

Comparable Sales (1)

	Thirteen Weeks Ended
	October 31, 2020	November 2, 2019
Chico's	(32.3)%	(3.6)%
White House Black Market	(28.7)	(5.7)
Soma	10.5	11.3
Total Company	(24.1)	(2.2)
(1) The Company is not providing comparable sales figures for the thirty-nine weeks ended October 31, 2020 as it is not a meaningful measure due to the significant impact of store closures during the first half of fiscal 2020 as a result of the pandemic.

Gross Margin
For the third quarter, gross margin was $77.2 million, or 22.0% of net sales, up 740 basis points from the second quarter. Gross margin in last year’s third quarter was $171.0 million, or 35.3% of net sales. The third quarter year-over-year decrease in gross margin rate primarily reflects deleverage of fixed occupancy costs as well as lower maintained margin in the third quarter. Lower maintained margin in part reflects the impact of our Semi-Annual Sale which was extended an additional week due to the timing of Labor Day this year.

Selling, General and Administrative Expenses
    For the third quarter, SG&A expenses were $153.1 million, or 43.6% of net sales, compared to $180.6 million, or 37.3% of net sales, for last year’s third quarter. The $27.5 million decrease in SG&A expenses reflects the Company’s ongoing expense reduction initiatives to align its cost structure with sales, partially offset by the impact of pre-tax impairment charges of $8.4 million, or 2.4% of net sales, related to other long-lived assets.

Income Taxes
    For the third quarter, the effective tax rate was 26.9% compared to 14.7% for last year’s third quarter. The 26.9% effective tax rate includes the annual benefit of the fiscal 2020 pre-tax loss due to the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which is slightly offset by the impact of nondeductible book goodwill impairment charges. The 14.7% effective tax rate for last year's third quarter was primarily the result of an income tax benefit on that third quarter’s operating loss, offset by an unfavorable fiscal 2018 provision-to-return adjustment, and a valuation allowance on certain deferred tax assets for charitable contributions with limitations.

Cash, Marketable Securities and Debt
    At the end of the third quarter, cash and marketable securities totaled $145.2 million. Debt at the end of the third quarter totaled $149.0 million, remaining unchanged from the end of the first quarter of fiscal 2020.

Inventories
    At the end of the third quarter, inventories totaled $256.5 million compared to $277.5 million at the end of last year’s third quarter. This $20.9 million, or 7.5%, decrease reflects inventory and assortments better aligned to consumer demand.

Fiscal 2020 Fourth-Quarter Outlook
    Given the ongoing market disruption caused by the pandemic and related uncertainty on timing and extent of the market recovery, the Company is not providing fiscal 2020 fourth-quarter guidance at this time.

Conference Call Information
    The Company is hosting a live conference call on Tuesday, November 24, 2020 beginning at 8:00 a.m. ET to review the operating results for the third quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.

    The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 0566754, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. start to be placed in queue.

ABOUT CHICO’S FAS, INC.
    Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, Fla. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands - Chico’s®, White House Black Market® and Soma® - each thriving in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.
    Our Company has a passion for fashion, and each day, we provide clothing, shoes and accessories, intimate apparel and expert styling in our brick-and-mortar boutiques, digital online boutiques and through Style Connect, the Company’s proprietary digital styling tool that enables customers to conveniently shop wherever, whenever and however they prefer.
    As of October 31, 2020, the Company operated 1,310 stores in the U.S. and sold merchandise through 68 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, www.soma.com and www.mytelltale.com as well as through third-party channels.
    To learn more about Chico’s FAS, visit www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements, including without limitation the quote from Ms. Langenstein and the section captioned “Business Highlights,” relate to expectations and projections regarding the Company’s future performance and may include the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “outlook,” “project,” “should,” “strategy,” “potential”, “confident” and similar terms. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although we believe our expectations are based on reasonable estimates and assumptions, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to: the effects of the COVID-19 pandemic and uncertainties about its depth and duration, including any resurgence, as well as the impacts to general economic conditions and the economic slowdown affecting consumer behavior and discretionary spending (before and after the COVID-19 pandemic) and any temporary store closures or other restrictions (including reduced hours or capacity) due to government mandates; the effectiveness of store reopenings, cost reduction initiatives (including our ability to effectively restructure our lease portfolio to obtain future rent relief), the extent, availability and effectiveness of any COVID-19 stimulus packages or loan programs, including the CARES Act, the ability of our third-party business partners, including our suppliers, logistics providers, vendors and landlords, to meet their obligations to us in light of financial stress, staffing shortages, liquidity challenges, bankruptcy filings by other industry participants and other disruptions due to the COVID-19 pandemic, the impact of the COVID-19 pandemic on our manufacturing operations in China, and trends in consumer behavior and spending during and after the end of the pandemic; our ability to successfully implement any alternatives that we pursue including our ability to achieve the cost savings and additional liquidity described in this release; government actions and policies; increases in unemployment rates and taxes; local, regional, national and international economic conditions; changes in the general economic and business environment; changes in the general or specialty retail or apparel industries, including the extent of the market demand and overall level of spending for women’s private branded clothing and related accessories; the exiting of store operations in Canada and other future permanent store closures; the effectiveness of our brand strategies, awareness and marketing programs; the ability to successfully execute and achieve the expected results of our business strategies and particular strategic initiatives (including, but not limited to, the Company’s digital strategy, organizational restructure, retail fleet optimization plan and three operating priorities which are driving stronger sales through improved product and marketing; optimizing the customer journey by simplifying, digitizing and extending the Company’s unique and personalized service; and transforming sourcing and supply chain operations to increase product speed to market and improve quality), sales initiatives and multi-channel strategies; customer traffic; our ability to appropriately manage our inventory and allocation processes; our ability to leverage inventory management and targeted promotions; the successful recruitment of leadership and the successful transition of members of our senior management team; uncertainties regarding future unsolicited offers to buy the Company and our ability to respond effectively to them as well as to actions of activist shareholders and others; changes in the political environment that create consumer uncertainty; the risk that our investments in merchandise or marketing initiatives may not deliver the results we anticipate; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the ability to remain competitive with customer shipping terms and costs pertaining to product deliveries and returns); new or increased taxes or tariffs that could impact, among other things, our sourcing from foreign suppliers; the risk that future legislation may prohibit certain imports from China; and significant shifts in consumer behavior. Other risk factors are detailed from time to time in the Company’s Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. These factors should be considered in evaluating forward‑looking statements contained herein. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235
tom.filandro@icrinc.com

Media Relations Contact:
Pashen Black
Director of Corporate Public Relations
(239) 218-3388
pashen.black@chicos.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Loss
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 31, 2020		November 2, 2019		October 31, 2020		November 2, 2019
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico's	$163,847	46.6%	$249,973	51.5%	$434,868	46.4%	$795,599	52.6%
White House Black Market	104,024	29.6	154,941	32.0	270,197	28.8	455,695	30.2
Soma	83,545	23.8	79,792	16.5	232,789	24.8	259,496	17.2
Total Net Sales	351,416	100.0	484,706	100.0	937,854	100.0	1,510,790	100.0
Cost of goods sold	274,252	78.0	313,668	64.7	827,019	88.2	980,299	64.9
Gross Margin	77,164	22.0	171,038	35.3	110,835	11.8	530,491	35.1
Selling, general and administrative expenses	153,096	43.6	180,586	37.3	390,571	41.6	536,977	35.5
Goodwill and intangible impairment	—	0.0	—	0.0	113,180	12.1	—	0.0
Loss from Operations	(75,932)	(21.6)	(9,548)	(2.0)	(392,916)	(41.9)	(6,486)	(0.4)
Interest (expense) income, net	(536)	(0.2)	25	0.0	(1,387)	(0.1)	79	0.0
Loss before Income Taxes	(76,468)	(21.8)	(9,523)	(2.0)	(394,303)	(42.0)	(6,407)	(0.4)
Income tax (benefit) provision	(20,600)	(5.9)	(1,400)	(0.3)	(113,300)	(12.0)	2,000	0.2
Net Loss	$(55,868)	(15.9)%	$(8,123)	(1.7)%	$(281,003)	(30.0)%	$(8,407)	(0.6)%
Per Share Data:
Net loss per common share - basic	$(0.48)		$(0.07)		$(2.43)		$(0.07)
Net loss per common and common equivalent share – diluted	$(0.48)		$(0.07)		$(2.43)		$(0.07)
Weighted average common shares outstanding – basic	116,174		114,997		115,887		114,744
Weighted average common and common equivalent shares outstanding – diluted	116,174		114,997		115,887		114,744
Dividends declared per share	$—		$—		$0.0900		$0.2625

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	October 31, 2020	February 1, 2020	November 2, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$126,497	$63,972	$70,188
Marketable securities, at fair value	18,667	63,893	57,253
Inventories	256,542	246,737	277,473
Prepaid expenses and other current assets	36,766	41,069	44,722
Income taxes receivable	56,774	7,131	8,876
Total Current Assets	495,246	422,802	458,512
Property and Equipment, net	256,715	315,382	323,591
Right of Use Assets	582,074	648,397	664,052
Other Assets:
Goodwill	16,360	96,774	96,774
Other intangible assets, net	6,164	38,930	38,930
Other assets, net	37,839	20,374	18,511
Total Other Assets	60,363	156,078	154,215
	$1,394,398	$1,542,659	$1,600,370

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$147,354	$134,204	$151,664
Current lease liabilities	208,351	157,043	155,403
Other current and deferred liabilities	123,474	114,498	112,456
Total Current Liabilities	479,179	405,745	419,523
Noncurrent Liabilities:
Long-term debt	149,000	42,500	46,250
Long-term lease liabilities	509,118	555,922	578,971
Other noncurrent and deferred liabilities	14,284	8,188	8,512
Deferred taxes	52	212	3,999
Total Noncurrent Liabilities	672,454	606,822	637,732
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,199	1,184	1,186
Additional paid-in capital	496,993	492,129	490,281
Treasury stock, at cost	(494,395)	(494,395)	(494,395)
Retained earnings	238,877	531,602	546,461
Accumulated other comprehensive gain (loss)	91	(428)	(418)
Total Shareholders’ Equity	242,765	530,092	543,115
	$1,394,398	$1,542,659	$1,600,370

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019
Cash Flows from Operating Activities:
Net loss	$(281,003)	$(8,407)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Goodwill and intangible impairment	113,180	—
Inventory write-offs	59,687	7,035
Depreciation and amortization	48,536	67,876
Non-cash lease expense	163,072	160,363
Exit of frontline Canada operations	498	—
Right of use asset impairment	3,236	—
Loss on disposal and impairment of property and equipment, net	27,554	225
Deferred tax benefit	(18,409)	(778)
Share-based compensation expense	5,600	5,353
Changes in assets and liabilities:
Inventories	(71,004)	(49,290)
Prepaid expenses and other assets	(2,704)	(13,899)
Income tax receivable	(49,643)	3,038
Accounts payable	12,923	8,261
Accrued and other liabilities	19,097	(2,600)
Lease liability	(94,500)	(169,970)
Net cash (used in) provided by operating activities	(63,880)	7,207
Cash Flows from Investing Activities:
Purchases of marketable securities	(5,351)	(35,020)
Proceeds from sale of marketable securities	50,500	39,967
Purchases of property and equipment	(9,537)	(22,126)
Net cash provided by (used in) investing activities	35,612	(17,179)
Cash Flows from Financing Activities:
Proceeds from borrowings	255,500	—
Payments on borrowings	(149,000)	(11,250)
Payments of debt issuance costs	(4,279)	—
Proceeds from issuance of common stock	412	1,088
Dividends paid	(10,701)	(30,992)
Payments of tax withholdings related to share-based awards	(1,133)	(2,549)
Net cash provided by (used in) financing activities	90,799	(43,703)
Effects of exchange rate changes on cash and cash equivalents	(6)	(265)
Net increase (decrease) in cash and cash equivalents	62,525	(53,940)
Cash and Cash Equivalents, Beginning of period	63,972	124,128
Cash and Cash Equivalents, End of period	$126,497	$70,188

Supplemental Detail on Net Loss Per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of loss per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards granted prior to fiscal 2020 and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Net loss per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net loss per share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net loss per share reflects the dilutive effect of potential common shares from non-participating securities such as restricted stock awards granted after fiscal 2019, stock options, PSUs and restricted stock units. For the thirteen and thirty-nine weeks ended October 31, 2020 and November 2, 2019, potential common shares were excluded from the computation of diluted loss per share to the extent they were antidilutive.

    The following unaudited table sets forth the computation of net loss per basic and diluted share shown on the face of the accompanying condensed consolidated statements of loss (in thousands, except per share amounts):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Numerator
Net loss	$(55,868)	$(8,123)	$(281,003)	$(8,407)
Net income and dividends declared allocated to participating securities	—	—	(173)	—
Net loss available to common shareholders	$(55,868)	$(8,123)	$(281,176)	$(8,407)

Denominator
Weighted average common shares outstanding – basic	116,174	114,997	115,887	114,744
Dilutive effect of non-participating securities	—	—	—	—
Weighted average common and common equivalent shares outstanding – diluted	116,174	114,997	115,887	114,744

Net loss per common share:
Basic	$(0.48)	$(0.07)	$(2.43)	$(0.07)
Diluted	$(0.48)	$(0.07)	$(2.43)	$(0.07)

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended October 31, 2020
(Unaudited)

	August 1, 2020	New Stores	Closures	October 31, 2020
Store Count:
Chico’s frontline boutiques	520	—	(2)	518
Chico’s outlets	123	—	—	123
WHBM frontline boutiques	354	1	(1)	354
WHBM outlets	56	—	—	56
Soma frontline boutiques	242	—	(1)	241
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,313	1	(4)	1,310

	August 1, 2020	New Stores	Closures	Other Changes in SSF	October 31, 2020
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,416,966	—	(3,987)	—	1,412,979
Chico’s outlets	309,921	—	—	—	309,921
WHBM frontline boutiques	830,363	2,196	(2,810)	—	829,749
WHBM outlets	117,484	—	—	—	117,484
Soma frontline boutiques	456,606	—	(2,049)	—	454,557
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,165,669	2,196	(8,846)	—	3,159,019
As of October 31, 2020, the Company’s franchise operations consisted of 68 international retail locations in Mexico and 2 domestic airport locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirty-Nine Weeks Ended October 31, 2020
(Unaudited)

	February 1, 2020	New Stores	Closures	October 31, 2020
Store count:
Chico’s frontline boutiques	525	—	(7)	518
Chico’s outlets	123	—	—	123
Chico's Canada	4	—	(4)	—
WHBM frontline boutiques	362	1	(9)	354
WHBM outlets	59	—	(3)	56
WHBM Canada	6	—	(6)	—
Soma frontline boutiques	244	—	(3)	241
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,341	1	(32)	1,310

	February 1, 2020	New Stores	Closures	Other Changes in SSF	October 31, 2020
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,429,592	—	(19,050)	2,437	1,412,979
Chico’s outlets	309,921	—	—	—	309,921
Chico's Canada	9,695	—	(9,695)	—	—
WHBM frontline boutiques	848,778	2,196	(20,391)	(834)	829,749
WHBM outlets	123,735	—	(6,504)	253	117,484
WHBM Canada	15,588	—	(15,588)	—	—
Soma frontline boutiques	460,153	—	(5,308)	(288)	454,557
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,231,791	2,196	(76,536)	1,568	3,159,019
As of October 31, 2020, the Company’s franchise operations consisted of 68 international retail locations in Mexico and 2 domestic airport locations.